Exhibit 5.1

100 North Tampa Street, Suite 4100 | Tampa, FL 33602 | T 813.227.8500 | F 813.229.0134

Holland & Knight LLP | www.hklaw.com

May 5, 2017

RTI Surgical, Inc.

11621 Research Circle

Alachua, Florida 32615

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed today by RTI Surgical, Inc. (the “Company”) with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), an aggregate of 2,950,000 shares (the “Shares”) of the authorized common stock, par value $0.001 per share, of the Company being offered to Camille Farhat pursuant to the Employment Agreement, Stand Alone Restricted Stock Award Agreement #1, Stand Alone Restricted Stock Award Agreement #2, and Stand Alone Stock Option Agreement, each between the Company and Mr. Farhat and each dated January 26, 2017 (collectively, the “Agreements”).

In rendering the opinion set forth below, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of: (i) the Registration Statement; (ii) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (iii) the Bylaws of the Company, as amended to date and currently in effect; (iv) the Agreements; (v) certain resolutions of the Board of Directors of the Company in connection with the Registration Statement; and (vi) certain resolutions of the Board of Directors of the Company approving the Company’s entry into the Agreements. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; (iv) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents; and (v) that each transaction complies with all tests of good faith, fairness and conscionability required by applicable law.

Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that subsequent to the Registration Statement becoming effective under the Act, the Shares, when issued and paid for in accordance with the terms of the Agreements, will be duly authorized, validly issued, and fully paid and non-assessable.

This opinion speaks only as of its date. We undertake no obligation to advise the addressee (or any other third party) of changes in law or fact that occur after the date of this opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this opinion.

We express no opinion herein as to matters involving the laws of any jurisdiction other than the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Holland & Knight LLP
HOLLAND & KNIGHT LLP